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                                                                       Exhibit 11.1



                          WIRELESS TELECOM GROUP, INC.
                        COMPUTATION OF PER SHARE EARNINGS
                                   (Unaudited)



                                                               For the Three Months
                                                                  Ended March 31,
                                                            2004              2003
                                                            ----              ----

Net Income                                               $187,867         $ 118,144
                                                         ========         =========

BASIC EARNINGS:

Weighted average number of common shares outstanding   16,998,978        16,850,954
                                                       ==========        ==========

Basic earnings per common share                            $ 0.01             $0.01
                                                       ==========        ==========

DILUTED EARNINGS:

Weighted average number of common shares outstanding   16,998,978        16,850,954
Assumed exercise of stock options                         610,680            72,376
                                                       ----------        ----------
Weighted average number of common shares
     outstanding, as adjusted                          17,609,658        16,923,330
                                                       ==========        ==========

Diluted earnings per common share                          $ 0.01             $0.01
                                                       ==========        ==========

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